Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement (Form S-8, Registration No. 33-39104) pertaining to the Amgen Retirement and Savings Plan, of our reports dated February 22, 2007, with respect to the consolidated financial statements and schedules of Amgen Inc., Amgen Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Amgen Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, CA

July 12, 2007